UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2014

SOUTHWEST AIRLINES CO.

(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 36611, Dallas, Texas	75235-1611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 792-4000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Deferred Compensation Plan

On May 13, 2014, the Company’s Board of Directors (the “Board”) adopted the Southwest Airlines Co. Deferred Compensation Plan for Senior Leadership and Non-Employee Members of the Southwest Airlines Co. Board of Directors (the “Plan”), effective for plan years beginning on and after January 1, 2015. The Plan provides a means by which eligible individuals may defer funds for their retirement. Eligible individuals include (i) non-employee Board members and (ii) a select group of highly compensated employees (including employees who are listed as “named executive officers” in the Company’s proxy statements from time to time) who are part of the Company’s Senior Management Committee (or a successor or similar group) and who are not eligible to participate in the Southwest Airlines Co. 2005 Deferred Compensation Plan for Pilots. The Plan will be administered by a committee appointed by the Board (the “Committee”), which will have sole discretion to determine the employees eligible to participate in the Plan from time to time. No benefits have been provided under the Plan as of the date hereof.

The Plan allows eligible employees to irrevocably elect, prior to the beginning of a plan year, to defer a whole percentage of the annual compensation (as defined in the Plan) otherwise payable to them with respect to such plan year, not to exceed the maximum amount established by the Committee. To be eligible, an employee must irrevocably elect to contribute to the Company’s 401(k) Plan the lesser of (i) the maximum elective deferral permitted under Section 402(g)(1) of the Internal Revenue Code of 1986 (as amended, the “Code”) with respect to the taxable year coinciding with the applicable plan year or (ii) the maximum elective contributions permitted under the terms of the Company’s 401(k) Plan with respect to the applicable plan year. The Plan allows non-employee Board members to irrevocably elect, prior to the beginning of a plan year, to defer a whole percentage of their annual cash retainer fees otherwise payable to them with respect to such plan year for service on the Board and its standing committees, not to exceed the maximum amount established by the Committee. The Plan is intended to comply with Section 409A of the Code and the regulations promulgated thereunder, as well as other Department of Treasury and Internal Revenue Service guidance (“Section 409A”).

Participant deferrals will be credited to a bookkeeping account on behalf of the participant, and participants will have the status of unsecured general creditors of the Company with respect to amounts credited to their accounts under the Plan. Each participant’s account will be credited with the amount of income, gains, and losses attributable thereto as if the amounts credited were invested in one or more investment funds selected from time to time by the Committee.

A participant (or, if applicable, the participant’s beneficiary) will be entitled to receive a distribution of benefits under the Plan upon the participant’s separation from service (as defined in the Plan), the participant’s death, or in the event of an unforeseeable emergency (as defined in the Plan). A participant may elect to receive or commence receiving payment of his or her account (i) during the calendar year in which the participant’s separation from service occurs or (ii) during the calendar year following the calendar year in which the participant’s separation from service occurs. In addition, a participant may elect to receive payment of his or her account in either a lump sum in cash or in substantially equal cash installments over a period not exceeding five years. A participant’s payment will vary from the participant’s elections to the extent required by Section 409A.

This description of the Plan is qualified in its entirety by reference to the Plan filed as Exhibit 99.1 to this report, which is incorporated into this Item 5.02 by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a)	The Annual Meeting of Shareholders of Southwest Airlines Co. (the “Company”) was held in Dallas, Texas on Wednesday, May 14, 2014.

(b)	The following matters were voted on by the Company’s Shareholders at the Annual Meeting and received the following votes:

1.	Proposal 1 – Election of ten Directors for one-year terms expiring in 2015:

NOMINEE	VOTES FOR	VOTES AGAINST	ABSTENTIONS	BROKER NON- VOTES

David W. Biegler	511,368,446	23,088,568	3,214,931	81,140,551

J. Veronica Biggins	528,903,371	5,770,402	2,998,172	81,140,551

Douglas H. Brooks	529,113,805	5,383,126	3,175,014	81,140,551

William H. Cunningham	480,579,858	53,968,566	3,123,521	81,140,551

John G. Denison	529,218,495	5,425,666	3,027,784	81,140,551

Gary C. Kelly	514,490,983	15,314,423	7,866,539	81,140,551

Nancy B. Loeffler	525,825,637	8,704,219	3,142,089	81,140,551

John T. Montford	518,101,959	16,395,998	3,173,988	81,140,551

Thomas M. Nealon	527,684,540	6,679,624	3,307,781	81,140,551

Daniel D. Villanueva	528,594,413	6,007,990	3,069,542	81,140,551

2.	Proposal 2 – An advisory (nonbinding) vote to approve the compensation of the Company’s named executive officers:

VOTES FOR	VOTES AGAINST	ABSTENTIONS	BROKER NON- VOTES
507,778,786	25,935,979	3,957,180	81,140,551

3.	Proposal 3 – A proposal to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014:

VOTES FOR	VOTES AGAINST	ABSTENTIONS	BROKER NON- VOTES
607,468,193	8,560,241	2,784,062	0

(c) Not applicable.

(d) Not applicable.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Southwest Airlines Co. Deferred Compensation Plan for Senior Leadership and Non-Employee Members of the Southwest Airlines Co. Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 19, 2014	By:	/s/ Mark R. Shaw
Vice President, General Counsel, & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Southwest Airlines Co. Deferred Compensation Plan for Senior Leadership and Non-Employee Members of the Southwest Airlines Co. Board of Directors.